UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 3, 2016

Date of Report (Date of earliest event reported)

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-37575	68-0680859

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

641 Lexington Avenue

Suite 1526

New York, NY 10022

(Address of principal executive offices)

(212) 634-6462

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 on Form 8-K/A is being filed solely for the purpose of supplementing Item 1.01 and Exhibit 10.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2016 with an amended letter agreement more fully described below.

Item 1.01Entry into a Material Definitive Agreement.

As previous reported, Staffing 360 Solutions, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”), effective October 3, 2016, with Hillair Capital Investments L.P. (“Hillair”) in, which, among other things, Hillair converted an aggregate amount of $980,000 of indebtedness due October 3, 2016 into 890,910 shares of common stock of the Company.  The $980,000 of indebtedness was due pursuant to the Company’s 8% Senior Secured Convertible Debentures, which were issued to Hillair under that certain Securities Purchase Agreement entered into on July 8, 2015 between the Company and Hillair.

On October 14, 2016, the parties entered into an amended letter agreement to reflect certain terms that had been agreed to between the parties but were inadvertently omitted from the original letter agreement.  Specifically, the amended letter agreement includes language which states that to the extent that Hillair’s conversion would result in Hillair exceeding the Beneficial Ownership Limitation of the Debentures (as set forth in Section 4(d) of the Debenture), then Hillair shall not be entitled to receive any Conversion Shares and such excess Conversion Shares shall be held in abeyance for Hillair until such time, if ever, as its right thereto would not result in Hillair exceeding the Beneficial Ownership Limitation.

The amended letter agreement does not otherwise modify or amend the terms of the Company’s 8% Senior Secured Convertible Debentures, which remain in full effect.

The foregoing description of the material terms of the amended letter agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the form of such agreement, which will be filed as an Exhibit to the Company’s Form 10-Q for the Quarterly period ending November 30, 2016.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2016	STAFFING 360 SOLUTIONS, INC.

	By:	/s/ Brendan Flood
Brendan Flood
Executive Chairman